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EXHIBIT 11.1


INNOVA CORPORATION AND SUBSIDIARY
PRO FORMA AND SUPPLEMENTARY EARNINGS (LOSS) PER SHARE CALCULATION
With SAB 83 Adjustment

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
                                                    Nine month
                                                  fiscal period         Six months ended
                                                      ended                 June 30,
                                                   December 31,        -------------------
                                                      1996                     1997
                                                   -----------         -------------------
SUMMARY INFORMATION

  Net income (Loss) F/S:                           $(7,328,836)          $(3,012,547)

  Common shares outstanding @
  beginning of period                                  882,842               941,334

  Common stock issued upon exercise
  of employee options*                                  10,684                15,385
  - Mos. outstanding                                       4.5                   3.0

  Common stock issued upon exercise
  of vendor options*                                    47,808
  - Mos. outstanding                                       8.0

  Stock warrants and options -
  - not dilutive (SAB 83 effect
    included in adjustment below)

  *o/s prior to exercise included in SAB 83
   adjustment below.
                                                   -----------           -----------
  Common shares outstanding @ end of period            941,334               956,719

                                                   -----------           -----------
  Weighted average outstanding common
  stock                                                930,680               949,027
                                                   -----------           -----------
  Assumed conversion of redeemable
  preferred stock at closing of IPO                  8,682,287             8,682,287

  SAB 83 adjustment:                                   476,475               480,483
                                                   -----------           -----------

  Shares used in computing pro forma
  net loss per share                                10,089,442            10,111,797
                                                   ===========           ===========

  Pro forma net loss per share                          $(0.73)               $(0.30)
                                                   ===========           ===========

SUMMARY INFORMATION - SUPPLEMENTARY
PRO FORMA LOSS PER SHARE CALCULATION

  Notes payable interest expense                        70,101               200,115

  Supplementary net loss                            (7,258,735)           (2,812,432)

  Assumed number of Common Shares issued
  to effect retirement of notes payable                 38,937               432,172

  Shares used in computing
  supplementary pro forma net loss per share        10,128,379            10,543,969
                                                   ===========           ===========

  Supplementary pro forma net loss per share            $(0.72)               $(0.27)
                                                   ===========           ===========

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